UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2005

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Blair Mill Road, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2005, Kulicke and Soffa Industries, Inc. (the “Company”) entered into an Agreement of Lease with 1005 Virginia Associates, L.P., to lease 88,000 square feet of office and engineering lab space to house the Company’s worldwide headquarters. The property is located in Fort Washington, Pennsylvania, approximately three miles from the Company’s current headquarters in Willow Grove, Pennsylvania. The Company expects that the twelve year lease term will begin in May, 2006. Annual rental payments for this lease will be approximately $1.5 million at inception, increasing to approximately $2.0 million at the end of the lease term. If the lease should terminate early by reason of an event of default, landlord would be entitled to elect as damages from the Company, a lump sum payment, equal to the then present worth of the annual rent and certain other charges payable by the Company, for the balance of the twelve year term, less the fair and reasonable rental value of the building for the balance of the term, such lump sum being discounted to the date of termination at the rate of six percent (6%) per annum.

Item 2.03. Creation of a Direct Financial Obligation.

Please see the information set forth in “Item 1.01. Entry Into a Material Definitive Agreement” of this report on Form 8-K, which information is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

Date: July 7, 2005	By:	/s/ Maurice E. Carson
Maurice E. Carson
Vice President and Chief Financial Officer